UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report: March 16, 2007
(Date of earliest event reported)
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
803 11th Avenue, Sunnyvale, CA		94089

(Address of principal executive offices)		(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 2, 2007, Interwoven, Inc. (the “Company”) announced that its Board of Directors has named Joseph L. Cowan as the Company’s Chief Executive Officer (its principal executive officer) effective April 2. Mr. Cowan was also appointed to serve as a director of the Company as of that date. Scipio M. Carnecchia continues to serve as the Company’s President.
     Prior to joining the Company, Mr. Cowan, age 58, was an independent business consultant from July 2006 to April 2007. Mr. Cowan served as Chief Executive Officer of Manugistics Group, Inc., a provider of synchronized supply chain and revenue management solutions, from July 2004 to July 2006, when it was acquired by JDA Software Group, Inc. He also served as a member of the Board of Directors of that company from August 2004 to July 2006. From December 2003 to July 2004, Mr. Cowan was an independent business consultant. From November 2002 to December 2003, he served as President and Chief Executive Officer of EXE Technologies, Inc., a provider of supply chain management and work management software and services. From April 1998 to November 2002, he served in various capacities with business units of Invensys plc, including most recently as President and Chief Executive Officer of Invensys Automation & Information Systems, a provider of enterprise resource planning and supply chain management software, from April 2001 to November 2002, and as President and Chief Executive Officer of Wonderware, a provider of industrial automation software, from July 2000 to April 2001. Mr. Cowan holds a Bachelor of Science degree in electrical engineering from Auburn University and a Masters of Science degree in electrical engineering from Arizona State University.
     Mr. Cowan’s offer letter, dated March 16, 2007, provides for an initial base annual salary of $450,000, on-target incentive pay of $400,000 and eligibility under the Company’s benefits programs. The payment of his incentive pay will be subject to the achievement of corporate and individual performance goals that are expected to be established by mutual agreement between the Compensation Committee of the Company’s Board of Directors and Mr. Cowan on or before May 17, 2007. In addition, Mr. Cowan will be paid a signing bonus of $50,000, which is repayable on a pro-rated basis if Mr. Cowan resigns prior to October 2, 2007.
     Pursuant to Mr. Cowan’s offer letter, in connection with his appointment, it will be recommended to the Company’s Board of Directors that he be granted an option to purchase 300,000 shares of common stock of the Company under the Company’s 1999 Equity Incentive Plan, of which options to purchase 75,000 shares will vest on April 2, 2008 and the remainder will vest ratably over a 36-month period thereafter. It will also be recommended to the Company’s Board of Directors that he be granted a restricted stock unit award with respect to 300,000 shares of common stock of the Company under the Company’s 1999 Equity Incentive Plan, of which 150,000 shares will vest on April 2, 2009 and the remainder will vest in equal annual installments on April 2, 2010 and 2011.
     Mr. Cowan’s employment is “at will” and may be terminated at any time, with or without formal cause. However, if Mr. Cowan is terminated without “cause” or terminates his employment with the Company for “good reason,” then he will be entitled to receive, less applicable withholdings, a lump sum payment equal to 150% of his then-current annual base salary and 150% of his then-current on-target incentive pay, 12 months of continued vesting of his initial stock option grant and the provision of group medical coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995 (COBRA) for up to 18 months at the Company’s expense. Additionally, if Mr. Cowan is terminated without “cause” or terminates his employment with the Company for “good reason,” in either case within 12 months following a change in control of the Company, then he will be entitled to receive the same benefits described above, except his initial stock option grant and his initial restricted stock unit award will immediately vest as to 100% of the number of any unvested shares subject to such options or restricted stock units. In addition, the Company has agreed to increase Mr. Cowan’s severance payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code, up to $2 million. Mr. Cowan’s entitlement to these severance payments is conditioned upon him providing the Company and its affiliates a general liability release and waiver of claims.
     Under his offer letter, the Company agreed to enter into its standard form of Indemnity Agreement for officers and directors with Mr. Cowan.
     The foregoing descriptions are qualified in their entirety by the full text of the Mr. Cowan’s offer letter which is filed as Exhibit 10.1 to this Current Report on From 8-K and the form of Indemnity Agreement, which was filed as Exhibit 10.1 to the Company’s Form S-1 (Registration No. 333-83779) filed on July 27, 1999, each of which is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Offer letter, dated March 16, 2007, between Joseph L. Cowan and the Registrant.

99.1	Press release dated April 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: April 2, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
10.1	Offer letter, dated March 16, 2007, between Joseph L. Cowan and the Registrant.

99.1	Press release dated April 2, 2007.